SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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☐ Soliciting Material Pursuant to § 240.14a-12

GAYLORD ENTERTAINMENT COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 6, 2004

Dear Stockholder:

      You are cordially invited to attend the 2004 Annual Meeting of Stockholders of Gaylord Entertainment Company at the Gaylord Texan Resort and Convention Center on Lake Grapevine in Grapevine, Texas on May 7, 2004 at 10:00 a.m. local time.

      Details of the business that will be conducted at the Annual Meeting are given in the attached Notice of Annual Meeting, proxy statement and proxy card.

      It is important that your shares be represented and voted at the Annual Meeting. If you do not plan to attend the Annual Meeting, please complete, sign, date and return the enclosed proxy card promptly in the accompanying reply envelope. If you decide to attend the Annual Meeting and wish to change your proxy vote, you may do so by voting in person at the Annual Meeting.

      We look forward to seeing you at the Annual Meeting.

Sincerely,

Michael D. Rose
Chairman of the Board

GAYLORD ENTERTAINMENT COMPANY

One Gaylord Drive
Nashville, Tennessee 37214
(615) 316-6000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME	10:00 a.m. local time on Friday, May 7, 2004

PLACE	Gaylord Texan Resort and Convention Center 1501 Gaylord Trail Grapevine, Texas 76051

ITEMS OF BUSINESS	(1) To elect eight (8) members of the Board of Directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified.

(2) To transact such other business as may properly come before the meeting or any adjournment or postponement.

RECORD DATE	You may vote if you were a stockholder of record at the close of business on March 16, 2004.

ANNUAL REPORT	Our 2003 Annual Report to Stockholders, which is not part of the proxy solicitation materials, is also enclosed.

PROXY VOTING	It is important that your shares be represented and voted at the meeting. Please COMPLETE, SIGN, DATE AND PROMPTLY RETURN the enclosed proxy card in the reply envelope.

A proxy may be revoked at any time prior to its exercise at the meeting.

By Order of the Board of Directors,

CARTER R. TODD Secretary

Nashville, Tennessee

April 6, 2004

PROXY STATEMENT

The Board of Directors of Gaylord Entertainment Company (“Gaylord,” the “Company,” “we,” or “us”) is soliciting proxies for the 2004 Annual Meeting of Stockholders on May 7, 2004, and any postponements and adjournments of such meeting. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully. A copy of our 2003 Annual Report to Stockholders, this Proxy Statement and accompanying proxy card are being mailed to our stockholders beginning on or about April 6, 2004.

QUESTIONS AND ANSWERS

What is the purpose of the Annual Meeting?

      At the Annual Meeting, stockholders will be asked to vote on the election of eight (8) members of the Board of Directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified. The stockholders also will transact any other business that properly comes before the meeting.

Who may vote?

      You may vote if you were a holder of record of shares of our common stock at the close of business on March 16, 2004 (the record date). On the record date, there were approximately 39,508,277 shares of common stock outstanding. The shares were held by approximately 2,300 holders of record. You are entitled to one vote for each share of common stock held by you as of the record date.

How do I cast my vote?

      If you hold the shares in your own name, you can vote in person at the meeting or by signing and dating each proxy card you receive and returning it in the enclosed prepaid envelope. If you vote by proxy, the proxies identified on the back of the proxy card will vote your shares in accordance with your instructions. If you submit a signed proxy card but do not mark the boxes showing how you wish to vote, the proxies will vote your shares FOR the proposal.

What if my shares are held in “street name” by a broker?

      If you do not own your shares directly, but instead are the beneficial owner of shares held in “street name” by a broker, your broker, as the record holder of the shares, must vote those shares in accordance with your instructions. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. On non-discretionary items for which you do not give instructions, the shares will be treated as “broker non-votes.” A discretionary item is a proposal that is considered routine under the rules of the New York Stock Exchange. Shares held in street name may be voted by your broker on discretionary items in the absence of voting instructions given by you. The proposal to be presented at the Annual Meeting is considered routine and therefore may be voted upon by your broker if you do not give instructions for the shares held by your broker.

How are shares in the Company’s 401(k) Savings Plan voted?

      Participants in the Company’s 401(k) Savings Plan are entitled to vote the shares held under the 401(k) Savings Plan in their name. To do this you must sign and timely return the proxy card you received with this Proxy Statement. Your proxy card will be considered your confidential voting instructions, and the 401(k) Savings Plan trustee will direct your vote in the manner you indicate on the proxy card. In order to do this, the proxy results for the shares held in the 401(k) Savings Plan will be tabulated by our transfer agent for all plan participants and reported to the 401(k) Savings Plan trustee on an aggregate basis. The overall vote tallies will not show how individual participants voted. The trustee will vote the shares at the meeting through the custodian holding the shares. If a plan participant’s voting instruction is not received by our transfer agent before the meeting, or if the proxy is revoked by the participant before the meeting, the shares held by that participant will be considered unvoted. All unvoted shares in the plan will be voted at the Annual Meeting by the 401(k) Savings Plan trustee.

What shares are included on my proxy card?

      Your proxy card represents all shares registered in your name with the transfer agent on the record date, including those shares owned pursuant to the Company’s 401(k) Savings Plan.

How many shares must be present to hold the Annual Meeting?

      The holders of a majority of the shares of our common stock outstanding on the record date, in person or by a valid proxy, must be present at the meeting for any business to be conducted, known as a “quorum”. Proxies received but marked as “withhold authority” or “broker non-votes” will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

What if a quorum is not present at the Annual Meeting?

      If a quorum is not present at the scheduled time of the Annual Meeting, we may adjourn the Annual Meeting, either with or without a vote of the stockholders. If we propose to have the stockholders vote whether to adjourn the meeting, the people named in the enclosed proxy will vote all shares of our common stock for which they have voting authority in favor of the adjournment. We also may adjourn the meeting if for any reason we believe that additional time should be allowed for the solicitation of proxies. An adjournment will have no effect on the business that may be conducted at the Annual Meeting.

How does the Board recommend I vote on the proposal?

      The Board recommends that you vote FOR the election of each nominee to the Board.

How do I change my vote?

      You can revoke your proxy at any time before the meeting by:

•	submitting a later-dated proxy card;

•	giving written notice to Carter R. Todd, the Secretary of the Company, stating that you are revoking your proxy; or

•	attending the Annual Meeting and voting your shares in person.

Who will count the votes?

      Representatives of our transfer agent, SunTrust Bank, will count the votes and act as the independent inspectors of the election.

What if I do not specify how my shares are to be voted?

      If you send in a signed proxy but do not give any voting instructions, your shares will be voted FOR election of the eight (8) nominees to the Board of Directors.

How will the proxies vote on any other business brought up at the Annual Meeting?

      We are not aware of any business to be considered at the Annual Meeting other than the proposals described in this proxy statement. If any other business is presented at the meeting, your signed proxy card authorizes Colin V. Reed, Robert P. Bowen and Carter R. Todd to use their discretion to vote on these other matters.

What are my voting options on the proposal?

      You have three choices on the proposal to be voted upon at the Annual Meeting. You may: (a) vote for all of the director nominees as a group; (b) withhold authority to vote for all director nominees as a group; or (c) vote for all director nominees as a group except those nominees you identify on the appropriate line.

How many votes are required to approve the proposal?

      Pursuant to our bylaws, directors must be elected by a plurality of the votes of the shares present (in person or by proxy) and entitled to vote for the election of directors. This means that the eight (8) nominees receiving the greatest number of votes will be elected as directors.

      If you withhold authority to vote for a director, your withholding authority will have no effect on the outcome. Broker non-votes also will have no effect on the voting outcome of the election of directors.

Is my vote confidential?

      Yes. All proxy cards and vote tabulations that identify an individual stockholder are kept confidential. Except to meet legal requirements, your vote will not be disclosed to the Company unless:

•	a proxy solicitation is contested;

•	you write comments on the proxy card; or

•	you authorize disclosure of your vote.

      This policy does not prevent the Company from ascertaining which stockholders have voted or from taking actions designed to encourage stockholder voting.

How is this proxy solicitation being conducted?

      The Company will bear the cost of soliciting proxies for the Annual Meeting. We have retained Corporate Communications, Inc. to assist in the solicitation and will pay approximately $5,000 for its assistance. Our officers and employees may also solicit proxies by mail, telephone, e-mail or facsimile transmission. They will not be paid additional remuneration for their efforts. Upon request, we will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy material to beneficial owners of shares of our common stock.

What accommodations are available while attending the Annual Meeting?

      The Gaylord Texan Resort and Convention Center has reserved a limited number of rooms for stockholders who wish to attend the Annual Meeting. If you would like a room, please make reservations by April 30, 2004 by calling 1-866-782-7897.

ELECTION OF DIRECTORS

      You may vote on the election of eight (8) directors to the Board of Directors.

      The current Board of Directors consists of eight (8) directors. All of our directors are elected annually. Eight (8) directors will be elected at the annual meeting. All of the nominees are currently directors of the Company. The Board expects all of the nominees named below to be available for election. In case any nominee is not available, the person or persons voting the proxies may vote your shares for such other person or persons designated by the Board if you have submitted a proxy card.

      Directors will be elected by a plurality of the shares present (in person or by proxy) and entitled to vote for the election of directors. Each of the nominees shall be elected to serve as a director until the annual meeting of stockholders in 2005 or until his or her respective successor is duly elected and qualified, or until his or her earlier resignation or removal.

Information About the Nominees for Director

      Information concerning the nominees proposed by the Board for election as directors is set forth below.

Robert P. Bowen	Director since 2003. Age 62.

      Mr. Bowen is a retired partner of Arthur Andersen LLP, and from 1980 to 1998, he was partner-in-charge of the audit practice of Andersen’s Memphis and Little Rock offices. For more than 25 years he specialized in the hospitality/hotel and entertainment industry, and was a member of Andersen’s worldwide hospitality industry team. Mr. Bowen joined Andersen in 1968, after receiving his MBA from Emory University. He retired from Andersen in August of 1999.

E. K. Gaylord II	Director since 1977. Age 46.

      Mr. Gaylord served as the Company’s Chairman of the Board from May 1999 through April 2001. He served as interim President and Chief Executive Officer of the Company from late July until September 2000, and as Vice-Chairman of the Board from May 1996 to May 1999. He was the President of the Oklahoma Publishing Company (“OPUBCO”) from June 1994 until December 2002. Mr. Gaylord is Chairman of Gaylord Sports Management and is the Chairman, Executive Producer and owner of Gaylord Films. He is also a director of the National Cowboy and Western Heritage Museum, a member of the board of the Breeder’s Cup, and a member of the board of trustees of the Scottsdale Healthcare Foundation. Mr. Gaylord, a graduate of Texas Christian University, is the son of the late Mr. Edward L. Gaylord, the former Chairman Emeritus of the Company.

E. Gordon Gee	Director since 2002. Age 60.

      Mr. Gee is Chancellor of Vanderbilt University, a position he has held since August 2000. Previously, Mr. Gee was President of Brown University from January 1998 until January 2000, and was President of Ohio State University from September 1990 to January 1998. Mr. Gee is a member of the board of directors of Hasbro, Inc., The Limited, Inc., Dollar General Corp. and Massey Energy Company.

Laurence S. Geller	Director since 2002. Age 56.

      Mr. Geller is the Chairman, and has served as the Chief Executive Officer since May 1997, of Strategic Hotel Capital, L.L.C., a global lodging real estate company. He served as Chairman of Geller & Co, an advisory company to the real estate, gaming, tourism, and lodging industries, from 1989 until 1997. Mr. Geller has been active in the real estate and lodging industries and has served as a director or fellow of numerous industry associations including the Industry Real Estate Financing Advisory Council of the American Hotel and Lodging Foundation and the Commercial and Retail Council of Urban Land Institute.

Ralph Horn	Director since 2001. Age 63.

      Mr. Horn served as the Chairman of the Board of First Tennessee National Corporation and First Tennessee Bank, National Association, its principal subsidiary, from 1996 until his retirement in December 2003. Mr. Horn served as Chief Executive Officer of First Tennessee National Corporation from 1994 through 2002 and as its President from 1991 through 2001. Mr. Horn is a director of Harrah’s Entertainment, Inc., an owner and manager of casinos in the United States, and Mid-American Apartment Communities, Inc.

Colin V. Reed	Director since 2001. Age 56.

      Mr. Reed was elected President and Chief Executive Officer and a director of the Company in April 2001. Prior to that time, he was a member of the three-executive Office of the President of Harrah’s Entertainment since May 1999 and the Chief Financial Officer of Harrah’s Entertainment since April 1997. Mr. Reed was a director of Harrah’s Entertainment from 1998 to May 2001. He was Executive Vice President of Harrah’s Entertainment from September 1995 to May 1999 and has served in several other management positions with Harrah’s Entertainment and its predecessor, Holiday Corp., since 1977. As part of his duties at Harrah’s Entertainment, Mr. Reed served as a director and Chairman of the Board of JCC Holding Company, an entity in which Harrah’s Entertainment held a minority interest. On January 4, 2001, JCC Holding Company filed a petition for reorganization relief under Chapter 11 of the United States Bankruptcy Code. Mr. Reed also serves on the board of directors of Rite Aid Corporation.

Michael D. Rose	Director since 2001. Age 62.

      Mr. Rose has served as Chairman of the Board of the Company since April 2001. Prior to that time he was a private investor, and prior to December 1997, he was Chairman of the Board of Promus Hotel Corporation located in Memphis, Tennessee, a franchiser and operator of hotel brands. Prior to January 1997, Mr. Rose was also Chairman of the Board of Harrah’s Entertainment. Mr. Rose is a director of five other public companies, Darden Restaurants, Inc., FelCor Lodging Trust, Inc., First Tennessee National Corporation, General Mills, Inc., and Stein Mart, Inc.

Michael I. Roth	Director since 2004. Age 58.

      Mr. Roth has been Chairman of the Board and Chief Executive Officer of The MONY Group Inc. and its predecessor entities since 1997. He is Chairman of the Board (since July 1993) and Chief Executive Officer (since January 1993) of MONY Life Insurance Company, a wholly owned subsidiary of The MONY Group Inc., and has been a director of The MONY Group Inc. and its predecessor entities since May 1991. Mr. Roth is a director of the American Council of Life Insurance, The Life Insurance Council of New York, Insurance Marketplace Standards Association, Enterprise Foundation (a charitable foundation which develops housing and which is not affiliated with the Enterprise Group of Funds), Metropolitan Development Association of Syracuse and Central New York, Enterprise Group of Funds, Inc., Enterprise Accumulation Trust, Pitney Bowes, Inc., The Partnership for New York City, Committee to Encourage Corporate Philanthropy, and Interpublic Group of Companies. Mr. Roth also serves on the Board of Governors of the United Way of Tri-State and is a member of the Lincoln Center Consolidated Corporate Fund Leadership Committee.

      The Board of Directors unanimously recommends a vote “FOR” each of these nominees.

Corporate Governance

      Our business is managed under the direction of the Board of Directors. The Board of Directors delegates the conduct of the business to our senior management team. The Board of Directors held seven meetings during 2003. All incumbent directors attended at least 75% of the Board meetings and meetings of the committees of the Board on which the directors served during their tenure on the Board.

      In 2003, the Company’s non-management directors began to meet in regularly scheduled executive sessions. They selected Ralph Horn to serve as the presiding director of these executive sessions.

      In 2003 the Company adopted Corporate Governance Guidelines governing the conduct of its Board of Directors. The charters of our Audit Committee, Human Resources Committee and Nominating and Corporate Governance Committee are attached as exhibits to the Guidelines, all of which are posted on the Company’s web site at www.gaylordentertainment.com under the “Investor Relations” link on our home page. In addition, the Company will provide a copy of its Corporate Governance Guidelines, including charters of each of these committees, upon receipt of a written request addressed to Gaylord Entertainment Company, Attn: Corporate Secretary, One Gaylord Drive, Nashville, Tennessee 37214.

      The Company has adopted a Code of Ethics which is applicable to all employees, officers and directors of the Company, including the principal executive officer, the principal financial officer and the principal accounting officer. The Code of Ethics is available on the Company’s web site at www.gaylordentertainment.com under the “Investor Relations” link on our home page. The Company intends to post amendments to or waivers from its Code of Ethics (to the extent applicable to the Company’s directors, chief executive officer, principal financial officer or principal accounting officer) at this location on its website.

Board Member Attendance at Annual Meeting

      The Company strongly encourages each member of the Board of Directors to attend the Annual Meeting of Stockholders. Seven of the Company’s nine directors attended the 2003 Annual Meeting of Stockholders.

Director Independence

      Pursuant to the Company’s Corporate Governance Guidelines, the Board undertook its annual review of director independence in February 2004 and subsequently reviewed the independence of Mr. Roth. Our Board of Directors determines the independence of its members through a broad consideration of all relevant facts and circumstances, including an assessment of the materiality of any relationship between the Company and a director not merely from the director’s standpoint, but also that of persons or organizations with which the director has an affiliation. In making its determination, the Board of Directors adheres to the requirements of, and complies with the factors set forth by, both the New York Stock Exchange and the Securities and Exchange Commission.

      During this review, the Board considered transactions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries and affiliates. The Board also examined transactions and relationships between directors or their affiliates and members of the Company’s senior management or their affiliates. The purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent. As a result of this review, the Board affirmatively determined that all of the directors nominated for election at the Annual Meeting are independent of the Company and its management with the exception of Colin V. Reed and Michael D. Rose, both of whom are executive officers of the Company.

Committees of the Board of Directors

      The Board has established an Audit Committee, a Human Resources Committee and a Nominating and Corporate Governance Committee.

The Audit Committee

      The members of the Audit Committee are Robert P. Bowen (Chairman), Laurence S. Geller and E. Gordon Gee. The members of the Audit Committee are independent within the meaning of the listing standards of the New York Stock Exchange. As required by the New York Stock Exchange listing standards, each member of the Audit Committee is financially literate. Additionally, Robert P. Bowen is an “audit committee financial expert” as defined under the rules adopted by the Securities and Exchange Commission and is independent within the meaning of the Securities Exchange Act of 1934.

      The Audit Committee is responsible for:

•	overseeing the integrity of the Company’s financial information, the performance of the internal audit function and system of internal controls and compliance with legal and regulatory requirements relating to preparation of financial information;

•	appointing, compensating, retaining and overseeing the independent accountants;

•	evaluating the qualifications, independence and performance of the independent accountants;

•	meeting with the independent accountants and with our director of internal audit concerning, among other things, the scope of audits and reports; and

•	reviewing the work programs of the independent accountants and the results of their audits.

      In 2003 the Audit Committee met eight times.

The Human Resources Committee

      The members of the Human Resources Committee are E. Gordon Gee (Chairman), E.K. Gaylord II, Robert P. Bowen and Ralph Horn.

      The Human Resources Committee is responsible for:

•	reviewing and approving all compensation policies and programs that benefit employees, including employment and severance agreements, incentive programs, benefits and retirement programs;

•	reviewing and approving the Chief Executive Officer’s objectives, performance and compensation;

•	administering the Company’s 1997 Omnibus Stock Option and Incentive Plan; and

•	reviewing and approving compensation for executive officers and directors.

      In 2003 the Human Resources Committee met four times.

The Nominating and Corporate Governance Committee

      The members of the Nominating and Corporate Governance Committee are Ralph Horn (Chairman), Laurence S. Geller and E. Gordon Gee. All of the members of this committee are independent within the meaning of the listing standards of the New York Stock Exchange.

      The Nominating and Corporate Governance Committee is responsible for:

•	developing and recommending criteria for the selection of new directors and recommending to the Board nominees for election as directors and appointment to committees;

•	developing and recommending to the Board corporate governance guidelines and a code of conduct;

•	monitoring and enforcing compliance with the corporate governance guidelines, certain provisions of the code of conduct and other policies of the Company; and

•	advising the Board on corporate governance matters.

      In 2003 the Nominating and Corporate Governance Committee met three times.

      The Nominating and Corporate Governance Committee considers candidates for Board membership by its members and other Board members, as well as management and stockholders. The Committee will only consider stockholder nominees for Board membership submitted in accordance with the procedures set forth in “Additional Information — Stockholder Nominations of Candidates for Board Membership.” The Committee also retains a third-party executive search firm to identify candidates upon request of the Committee from time to time.

      Once the Nominating and Corporate Governance Committee has identified a prospective nominee, the Committee makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on whatever information is provided to the Committee with the recommendation of the prospective candidate, as well as the Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination is based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy the evaluation factors described below. If the Committee determines, in consultation with the Chairman of the Board and other Board members as appropriate, that additional consideration is warranted, it may request the third-party search firm to gather additional information about the prospective nominee’s background and experience and to report its findings to the Committee. The Committee then evaluates the prospective nominee against the following standards and qualifications:

•	the ability of the prospective nominee to represent the interests of the stockholders of the Company;

•	the prospective nominee’s standards of integrity, commitment and independence of thought and judgment;

•	the prospective nominee’s ability to dedicate sufficient time, energy and attention to the diligent performance of his or her duties, including the prospective nominee’s service on other boards; and

•	the extent to which the prospective nominee contributes to the range of knowledge, skill and experience appropriate for the Board.

      The Nominating and Corporate Governance Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board, the need for Audit Committee expertise and the evaluations of other prospective nominees. In connection with this evaluation, the Committee determines whether to interview the prospective nominee, and if warranted, one or more members of the Committee, and others as appropriate, will interview prospective nominees in person or by telephone. After competing this evaluation and interview, the Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Committee.

      The Committee recognizes the advisability of the Board’s composition becoming more diverse. With this in mind, the Committee considered several qualified candidates for nomination, but due to previous commitments the candidates were unable to accept such nomination. During the upcoming year, the Committee will work to identify additional candidates for nomination that positively contribute to the range of knowledge, skill and experience of the Board.

      Michael I. Roth, who was elected since the last annual meeting of stockholders, was initially recommended as a nominee by the Company’s outside directors.

Communications With Members of the Board

      Stockholders interested in communicating directly with members of the Company’s Board of Directors may do so by writing to Corporate Secretary, Gaylord Entertainment Company, One Gaylord Drive, Nashville, Tennessee 37214. As set forth in the Corporate Governance Guidelines, the Corporate Secretary of the Company reviews all such correspondence and regularly forwards to the Board a summary of all such correspondence and copies of all correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the Board or committees thereof or that he otherwise determines requires their attention. Directors may at any time review a log of all correspondence received by the Company that is addressed to members of the Board and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Company’s internal audit department and handled in accordance with procedures established by the Audit Committee with respect to such matters.

Compensation of Directors

      The Human Resources Committee reviews and recommends the compensation for directors. During 2003 each of the directors who was not employed by the Company received an annual Board retainer of $30,000, an annual retainer for service on the audit committee of $10,000 ($15,000 for chairpersons) and an annual retainer for service on any other committee of $7,500 ($12,500 for chairpersons). No additional fees were paid for special meetings. Pursuant to the Company’s Deferred Compensation Plan for Non-Employee Directors, non-employee directors may defer these fees into this plan until their retirement or resignation from the Board. Three of the directors have elected to participate in this deferred compensation plan.

      In addition, non-employee directors receive a grant of a non-qualified stock option to purchase 10,000 shares of common stock under the 1997 Omnibus Stock Option and Incentive Plan upon their election to the Board, at an exercise price equal to the closing price on the date prior to the date of the grant, which becomes exercisable in four equal annual installments. Each of the directors not employed by the Company receives an annual grant of a non-qualified stock option to purchase 5,000 shares of common stock under the 1997 Omnibus Stock Option and Incentive Plan, at an exercise price equal to the closing price on the date prior to the date of the grant, which becomes exercisable on the first anniversary of the date of grant.

      Directors who are employed by the Company do not receive compensation for their service as directors. All directors are reimbursed for expenses incurred in attending meetings.

Compensation Committee Interlocks and Insider Participation

      During 2003, Martin Dickinson, a former director of the Company, and Messrs. Gaylord II, Gee, Bowen and Horn served on the Human Resources Committee of the Board. None of these directors was an officer or employee of the Company during 2003. Mr. Gaylord II served as interim President and Chief Executive Officer of the Company from late July until September 2000, and as Vice-Chairman of the Board from May 1996 to May 1999.

      During 2003, Mr. Rose served as a director of First Tennessee National Corporation, of which Mr. Horn served as Chairman of the Board.

Certain Relationships and Related Party Transactions

      During the Company’s last fiscal year, there have been no transactions that are required to be disclosed by Item 404 of Regulation S-K.

Beneficial Ownership

      The following table sets forth information regarding the beneficial ownership of our common stock as of April 1, 2004 (unless otherwise noted) for:

•	each of our directors and director nominees;
•	each of our executive officers named in the Summary Compensation Table;
•	each person who is known by us to beneficially own more than 5% of the outstanding shares of our common stock; and
•	all of our directors and executive officers as a group.

      The percentages of shares outstanding provided in the table are based on 39,508,277 voting shares outstanding as of April 1, 2004. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Unless otherwise indicated, each person or entity named in the table has sole voting and investment power, or shares voting and investment power with his or her spouse, with respect to all shares of stock listed as owned by that person. The number of shares shown does not include the interest of certain persons in shares held by family members in their own right. Shares issuable upon the exercise of options that are exercisable within 60 days of April 1, 2004 are considered outstanding for the purpose of calculating the percentage of outstanding shares of our common stock held by the individual, but not for the purpose of calculating the percentage of outstanding shares held by any other individual.

	Number of Shares		Percent
Name	Owned		of Class

Robert P. Bowen	10,000	(1)	*
E. K. Gaylord II	647,043	(2)	1.6%
Laurence S. Geller	19,000	(3)	*
E. Gordon Gee	17,000	(4)	*
Ralph Horn	18,000	(5)	*
Colin V. Reed	563,125	(6)	1.4%
Michael D. Rose	162,500	(7)	*
Michael I. Roth	2,000		*
James S. Olin	99,843	(8)	*
David C. Kloeppel	146,250	(9)	*
Jay D. Sevigny	56,625	(10)	*
Carter R. Todd	42,000	(11)	*
Gabelli Funds	6,577,669	(12)	16.7%
Edward L. Gaylord Revocable Trust	5,130,581	(13)	13.0%
The Oklahoma Publishing Company Voting Trust	2,103,766	(14)	5.3%
Dimensional Fund Advisors	2,083,690	(15)	5.3%
All executive officers and directors as a group (15 persons)	1,877,174	(16)	4.6%

*	Less than 1%

(1)	Includes 7,500 shares issuable upon the exercise of options.

(2)	Includes 244,543 shares issuable upon the exercise of options.

(3)	Includes:

(a)	2,000 shares beneficially owned as President and Principal of Geller & Co.; and
(b)	17,000 shares issuable upon the exercise of options.

(4)	Represents shares issuable upon the exercise of options.

(5)	Includes 17,000 shares issuable upon the exercise of options.

(6)	Includes:

(a)	12,500 shares of restricted stock as to which applicable vesting periods will not have expired within 60 days of April 1, 2004; and
(b)	481,250 shares issuable upon the exercise of options.

       Does not include 170,000 restricted stock units granted to Mr. Reed on May 8, 2003 pursuant to the 1997 Omnibus Stock Option and Incentive Plan.

(7)	Includes:

(a)	20,000 shares of restricted stock as to which applicable vesting periods will not have expired within 60 days of April 1, 2004; and
(b)	112,500 shares issuable upon the exercise of options.

(8)	Represents 90,160 shares issuable upon the exercise of options. Does not include 44,000 restricted stock units granted to Mr. Olin on November 20, 2003 pursuant to the 1997 Omnibus Stock Option and Incentive Plan, which have been forfeited by Mr. Olin.

(9)	Includes:

(a)	12,500 shares of restricted stock as to which applicable vesting periods will not have expired within 60 days of April 1, 2004; and

(b)	121,250 shares issuable upon the exercise of options. Does not include 70,000 restricted stock units granted to Mr. Kloeppel on May 8, 2003 pursuant to the 1997 Omnibus Stock Option and Incentive Plan.

(10)	Includes:

(a)	3,000 shares of restricted stock as to which applicable vesting periods will not have expired within 60 days of April 1, 2004; and
(b)	50,625 shares issuable upon the exercise of options.

       Does not include 55,000 restricted stock units granted to Mr. Sevigny on May 8, 2003 and 15,000 restricted stock units granted to Mr. Sevigny on January 1, 2004 pursuant to the 1997 Omnibus Stock Option and Incentive Plan.

(11)	Includes:

(a)	8,000 shares of restricted stock as to which applicable vesting periods will not have expired within 60 days of April 1, 2004; and
(b)	34,000 shares issuable upon the exercise of options.

       Does not include 22,500 restricted stock units granted to Mr. Todd on May 8, 2003 pursuant to the 1997 Omnibus Stock Option and Incentive Plan.

(12)	Based upon information set forth in Amendment No. 18 to Schedule 13D/A, filed with the SEC on December 3, 2003 jointly by Gabelli Funds, LLC (“Gabelli Funds”), GAMCO Investors, Inc. (“GAMCO”), Gabelli Securities, Inc. (“GSI”), MJG Associates, Inc. (“MJG”), Gabelli Asset Management, Inc. (“GAMI”) (the parent company of Gabelli Funds, GAMCO and GSI), Gabelli Group Capital Partners, Inc. (“Gabelli Partners”) (the parent company of GAMI), and Mario J. Gabelli (the majority stockholder, Chairman of the Board of Directors and Chief Executive Officer of Gabelli Partners and GAMI and the stockholder and director of MJG), among others. Gabelli Funds has sole voting and dispositive power with respect to 1,263,150 shares. GAMCO has sole voting power with respect to 4,981,625 shares and sole dispositive power with respect to 5,277,125 shares. MJG has sole voting power and sole dispositive power with respect to 32,500 shares. GSI has sole voting and dispositive power with respect to 4,894 shares. The address for all of these persons is One Corporate Center, Rye, New York 10580-1435.

(13)	Based upon information set forth in Amendment No. 9 to Schedule 13D/A, filed with the SEC on August 8, 2003 jointly by The Oklahoma Publishing Company Voting Trust, OPUBCO, GFI Company, The Edward L. Gaylord Revocable Trust, and Christine Gaylord Everest (a former director of the Company). The Trust reported that it has sole voting power and sole dispositive power with respect to these shares. Under the terms of the Amended and Restated Edward L. Gaylord Revocable Trust Agreement dated March 13, 2003, the trustees of the Trust, acting by majority vote, have the power to vote or direct the vote of and to dispose or direct the disposition of such shares. The four (4) trustees of the Trust are: (i) Christine Gaylord Everest (having a principal occupation of Chairman and Chief Executive Officer of OPUBCO and having an address of 9000 North Broadway, Oklahoma City, OK 73114); (ii) Mary Gaylord McClean (having a principal occupation of farmer/rancher, having an address of P.O. Box 100, Simpsonville, KY 40067); (iii) Louise Gaylord Bennett (having a principal occupation of investments and having an address of P.O. Box 25125, Oklahoma City, OK 73125); and (iv) David O. Hogan (having an occupation of accountant and President, Hogan & Slovacek, a Professional Corporation and having an address of 6120 South Yale Avenue, Suite 600, Tulsa, OK 74136). The address for the Trust is 9000 North Broadway, Oklahoma City, Oklahoma 73114.

(14)	Based upon information set forth in Amendment No. 9 to Schedule 13D/A, filed with the SEC on August 8, 2003 jointly by The Oklahoma Publishing Company Voting Trust (“OPUBCO VT”), OPUBCO, GFI Company (“GFI”), a wholly owned subsidiary of OPUBCO, The Edward L. Gaylord Revocable Trust and Christine Gaylord Everest, as well as information provided to the Company by OPUBCO. The joint filers reported that OPUBCO VT, of which Christine Gaylord Everest, Martin C. Dickinson (also a former director of the Company), Mary Gaylord McClean and Louise Gaylord

Bennett are voting trustees, has, by virtue of its control of OPUBCO, shared voting and investment power with respect to 2,103,766 shares, all of which shares are held by GFI. OPUBCO VT disclaims beneficial ownership of 2,103,766 of the shares. OPUBCO has shared voting and investment power with respect to the 2,103,766 shares held by GFI. Ms. Everest is Chairman and Chief Executive Officer of GFI with sole power to vote and dispose of the 2,103,766 shares as portfolio securities of GFI. OPUBCO disclaims beneficial ownership of these shares. GFI has sole voting and investment power with respect to these shares. The address for all of these persons is 9000 North Broadway, Oklahoma City, Oklahoma 73114. The number of shares listed herein does not include (i) 849,163 shares owned directly by Ms. Everest, (ii) 651 shares owned by Ms. Everest’s husband, James H. Everest, (iii) 3,675 shares beneficially owned by the Jean I. Everest Foundation, a charitable foundation of which Ms. Everest is a co-Trustee with James H. Everest, (iv) 128,635 shares beneficially owned by The Oklahoman Foundation, a charitable trust of which Ms. Everest is a co-Trustee with Ms. McClean, (v) 405,978 shares beneficially owned by the E.L. and Thelma Gaylord Foundation, a charitable trust of which Ms. Everest is a co-Trustee with Ms. McClean and Mr. Hogan, and (vi) 79,108 shares issuable upon the exercise of options to purchase common stock outstanding as of April 1, 2004.

(15)	Based upon information set forth in Schedule 13G, filed with the SEC on February 6, 2004. Dimensional Fund Advisors Inc. (“DFA”) reported that it has sole voting power and sole dispositive power with respect to these shares. The address for DFA is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.

(16)	Includes ownership of all of the Company’s executive officers and directors, as well as information for Mr. Olin, who was an executive officer of the Company as of December 31, 2003 but is no longer an employee of the Company. This number includes:

(a)	76,500 shares of restricted stock as to which applicable vesting periods will not have expired within 60 days of April 1, 2004; and
(b)	1,262,389 shares issuable upon the exercise of options.

This number does not include restricted stock units previously granted to certain executive officers of the Company.

INFORMATION ABOUT THE COMPANY’S INDEPENDENT ACCOUNTANTS

General

      The Audit Committee has appointed Ernst & Young LLP as our independent accountants. The independent accountants will audit our consolidated financial statements for 2004. Ernst & Young has served as our independent accountants since 2002. A representative of Ernst & Young will be present at the Annual Meeting. The representative will have an opportunity to speak and respond to your questions.

      Arthur Andersen LLP served as our independent accountants for 2001. On June 14, 2002, the Company dismissed Arthur Andersen and engaged the services of Ernst & Young, effective immediately, as its new independent accountants for its fiscal year ending December 31, 2002. The dismissal of Arthur Andersen and engagement of Ernst & Young followed the Company’s decision to seek proposals from independent accountants to audit its financial statements for the fiscal year ending December 31, 2002. These actions were recommended by the Company’s Audit Committee and approved by the Board of Directors of the Company.

      Arthur Andersen’s report on the Company’s consolidated financial statements for the Company’s fiscal years ended 2001 and 2000 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

      During the Company’s two most recent fiscal years and any interim periods preceding the date of dismissal of Arthur Andersen, there were no disagreements between the Company and Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which disagreement, if not resolved to the satisfaction of Arthur Andersen, would have caused it to make reference to the subject matter of the disagreement in connection with its report. During the Company’s two most recent fiscal years and any interim periods preceding the dismissal of Arthur Andersen, there have been no reportable events of the type required to be disclosed by Item 304(a)(1)(v) of Regulation S-K.

      The Company provided Arthur Andersen with a copy of the foregoing disclosure and Arthur Andersen stated its agreement with such statements. Arthur Anderson’s letter stating its agreement with such statements was filed as an Exhibit to the Company’s current report on form 8-K dated June 17, 2002.

      During the fiscal years ended December 31, 2001 and 2000 and the subsequent interim period through June 14, 2002, the Company did not consult with Ernst & Young regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K. Notwithstanding the foregoing, during the fiscal year ended December 31, 2001 and during the first and second quarters of 2002, Ernst & Young and/or an affiliate thereof provided the Company with certain management and tax consulting services.

Independent Accountants’ Fee Information

Audit Fees

      Fees for audit services provided by Ernst & Young LLP totaled $1,218,893 in 2003 and $1,993,652 in 2002. The fees for audit services during 2003 and 2002 include fees associated with the audit of the Company’s 2003 and 2002 consolidated financial statements, reviews of the Company’s 2003 and 2002 quarterly financial statements and, for 2002, the re-audits of the Company’s 2001 and 2000 consolidated financial statements.

      Fees for audit services by Arthur Andersen LLP totaled $23,000 during 2002. These fees relate to the review of the Company’s first quarter financial statements.

Audit Related Fees

      Fees for audit related services provided by Ernst & Young totaled $125,738 during 2003 and $227,982 during 2002. The fees for audit related services during 2003 and 2002 related to audits of the Company’s benefit plans, certain due diligence and assistance with transactions contemplated or completed by the Company during 2003 and 2002, and the audit of a subsidiary of the Company.

      Fees for audit related services provided by Arthur Andersen totaled $108,317 during 2002. The fees for audit related services during 2002 related to certain due diligence and assistance with transactions contemplated or completed by the Company during 2002.

Tax Fees

      Fees for tax services provided by Ernst & Young totaled $620,982 during 2003 and $209,445 during 2002. Fees for tax services provided by Arthur Andersen totaled $57,680 during 2002. The tax fees paid relate to domestic and international tax compliance matters, tax advice and planning, and tax assistance with transactions contemplated or completed by the Company during 2003 and 2002.

All Other Fees

      There were no fees for other services provided by Ernst & Young in 2003. Fees for other services provided by Ernst & Young not included above totaled $321,634 during 2002 associated with hospitality advisory services provided to the Company during 2002. Fees for all other services provided by Arthur Andersen not included above totaled $4,442 during 2002. These fees related to certain accounting consultation and various attest services under applicable professional standards. Neither Ernst & Young nor Arthur Andersen provided professional services during 2003 or 2002 related to financial information systems design and implementation.

      All audit, audit-related services, tax services and other services were pre-approved by the Audit Committee, which concluded that the provision of such services by Ernst & Young was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee’s Outside Auditor Independence Policy provides for pre-approval of audit, audit-related services, tax services and other services specifically described by the Committee on an annual basis and, in addition, individual engagements anticipated to exceed pre-established thresholds must be separately approved. The policy also requires specific approval by the Committee if total fees for audit-related and tax services would exceed total fees for audit services in any fiscal year. The policy authorizes the Committee to delegate to one or more of its members pre-approval authority with respect to permitted services.

Audit Committee Report

      The Audit Committee operates under written charter adopted by the Board of Directors on February 4, 2004. The Committee reviews and reassesses the adequacy of the charter at least once each year.

      The Audit Committee reviews the financial information provided to stockholders and others, oversees the performance of the internal audit function and the systems of internal controls which management and the Board of Directors have established, oversees compliance with legal and regulatory requirements by the Company and its employees relating to the preparation of financial information and reviews the independent accountant’s qualifications, independence and performance. As part of its oversight of the Company’s financial statements, the Audit Committee has (i) reviewed and discussed the Company’s audited financial statements for the year ended December 31, 2003, and the financial statements for the three years ended December 31, 2003, with management and Ernst & Young LLP, the Company’s independent accountants; (ii) discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, Codification of Statements on Auditing Standards, as modified or supplemented; and (iii) received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with the independent accountants the independent accountants’ independence. The Audit Committee also has considered whether the provision by Ernst & Young LLP of non-audit services described in this proxy statement under the caption “Independent Accountants’ Fee Information” is compatible with maintaining the independence of the Company’s independent accountants.

      The Audit Committee’s review and discussion of the audited financial statements with management included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. In addressing the quality of management’s accounting judgments, members of the Audit Committee asked for management’s representations that the audited consolidated financial statements of the Company have been prepared in conformity with generally accepted accounting principles, and have expressed to both management and auditors their general preference for conservative policies when a range of accounting options is available.

      In performing these functions, the Audit Committee acts in an oversight capacity. The Committee does not complete all of its reviews prior to the Company’s public announcements of financial results and, necessarily, in its oversight role, the Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for financial statements and reports, and of the independent accountants, who, in their report, express an opinion on the conformity of the Company’s annual financial statements with generally accepted accounting principles.

      During the fall of 2003, the Gaylord Audit Committee conducted a self evaluation in order to assess the effectiveness of the Committee. At its July 2003 meeting, the Committee discussed the self evaluation process and concluded that during the fall each Committee member should review an evaluation form that addressed issues such as organization, agenda setting, oversight and areas to improve. At its November 2003 meeting, the Audit Committee members met to discuss the results of the self evaluation process. Possible areas of improvement identified by the Committee in the self assessment were the development of a more detailed orientation program for new Audit Committee members and the implementation of continuing education programs for existing Audit Committee members.

      In reliance on these reviews and discussions and the report of the independent accountants, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the

Company’s Annual Report on Form 10-K for the year ended December 31, 2003, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE:

          ROBERT P. BOWEN, CHAIRMAN
          LAURENCE S. GELLER
          E. GORDON GEE

      The foregoing report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference the proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

EXECUTIVE COMPENSATION

Summary Compensation Table

      The following Summary Compensation Table shows compensation information for Mr. Reed, the Company’s President and Chief Executive Officer, and the other executive officers listed below (collectively, the “Named Executive Officers”).

		Annual Compensation				Long Term Compensation Awards

						Awards		Payouts

						Restricted	Securities
Name and			Incentive	Signing	Other Annual	Stock	Underlying	LTIP	All Other
Principal Position	Year	Salary	Bonus	Bonus	Compensation	Awards(1)	Options(#)	Payouts	Compensation(2)

Colin V. Reed	2003	$700,000	$693,000	—	—	$3,593,800	115,000	—	$91,759	(3)
President and Chief	2002	$687,500	$340,000	—	—	—	155,000	—	$61,970
Executive Officer	2001	$448,333	$196,000	$500,000	$72,709	$1,265,500	500,000	—	$8,410
Michael D. Rose	2003	$350,000	—	—	—	$379,800	50,000	—	$44,429	(4)
Chairman of the	2002	$350,000	—	—	$51,000	—	50,000	—	$29,684
Board	2001	$241,410	—	—	—	$506,200	100,000	—	$12,500
David C. Kloeppel	2003	$415,000	$275,000	—	—	$1,479,800	45,000	—	$28,235	(5)
Executive Vice President	2002	$411,250	$123,397	—	—	—	20,000	—	$14,568
and Chief Financial Officer	2001	$129,231	$100,000	$350,000	—	$712,500	200,000	—	$4,180
Jay D. Sevigny	2003	$325,000	$200,000	—	—	$1,162,700	32,500	—	$51,371	(6)
Executive Vice President and	2002	$321,891	$88,532	—	$123,449	—	10,000	—	$18,794
Chief Operating Officer —	2001	$54,462	$25,000	—	—	$123,060	75,000	—	—
Gaylord Hotels
Carter R. Todd	2003	$230,000	$125,000	—	—	$695,490	45,000	—	$27,397	(7)
Senior Vice President,	2002	$227,500	$51,198	—	—	—	60,000	—	$14,564
General Counsel and	2001	$110,000	$38,605	—	—	—	—	—	$3,077
Secretary
James S. Olin	2003	$43,308	—	—	—	$1,232,880	50,000	—	$1,410,144	(8)
Executive Vice President	2002	—	—	—	—	—	—	—	—
and Chief Executive	2001	—	—	—	—	—	—	—	—
Officer — ResortQuest

(1)	Represents the value of the award of shares of the Company’s restricted stock or restricted stock units as of the date of the award. The table set forth below lists the number of non-vested shares of restricted stock and restricted stock units held by the Company’s named executive officers as of December 31,

2003. Mr. Olin, who was an executive officer of the Company on December 31, 2003, is no longer an employee of the Company and, accordingly, forfeited all of the restricted stock units listed below.

	Restricted Stock		Restricted Stock Units

	Number	Value at	Number	Value at
Name	of Shares	12/31/03	of Shares	12/31/03

Colin V. Reed	25,000	$746,250	170,000	$5,074,500
Michael D. Rose	30,000	$895,000	0	$0
David C. Kloeppel	12,500	$373,125	70,000	$2,089,500
Jay D. Sevigny	3,000	$89,550	55,000	$1,641,750
Carter R. Todd	8,000	$238,800	22,500	$671,625
James S. Olin	0	$0	44,000	$1,313,400

The shares of restricted stock listed above vest in four equal annual installments beginning on the first anniversary of the date of grant. Holders of restricted stock are entitled to receive dividends if and to the extent paid on shares of our common stock. The restricted stock units vest on February 1, 2008, subject to earlier vesting in the event of death, disability or retirement or satisfaction of specified performance goals. Dividends or dividend equivalents are paid on restricted stock units.

(2)	Includes the following contributions by the Company in 2003 to those benefit plans maintained by the Company listed below:

			Group Term Life
Name	SUDCOMP	401(k)	Insurance Premiums

Colin V. Reed	$46,468	$6,931	$20,868
Michael D. Rose	$9,102	$9,456	$13,132
David C. Kloeppel	—	$4,700	$9,145
Jay D. Sevigny	$17,940	$4,108	$1,145
Carter R. Todd	$5,610	$9,052	$1,106
James S. Olin	—	—	—

(3)	Includes a $12,600 car allowance, $1,950 in financial counseling services, $1,146 in executive physical examination fees, and use of the Company’s plane having a value of $1,645.

(4)	Includes a $12,600 car allowance.

(5)	Includes a $9,600 car allowance, $2,509 in financial counseling services, $755 in executive physical examination fees, and use of the Company’s plane having a value of $1,376.

(6)	Includes a $9,600 car allowance, reimbursement for costs of graduate school of $17,483, and $947 of moving expenses.

(7)	Includes a $9,600 car allowance and $1,969 in financial counseling services.

(8)	Includes payments made to Mr. Olin as described in “Employment, Severance and Change in Control Agreements” as well as a $58,944 reimbursement of moving expenses and a $1,200 car allowance.

Option Grants in 2003

      The following table presents additional information concerning the option awards shown in the Summary Compensation Table for 2003. These options to purchase our common stock were granted under our 1997 Omnibus Stock Option and Incentive Plan. No SARs have been granted.

						Potential Realizable Value
	Number of		Percent of			at Assumed Annual Rates of
	Securities		Total Options			Stock Price Appreciation for
	Underlying		Granted to			Option Term(3)
	Options		Employees	Exercise	Expiration
Name	Granted		in 2003(1)	Price(2)	Date	5%		10%

Colin V. Reed	115,000	(4)	8.4%	$20.03	2/6/2013	$1,448,627		$3,671,106
Michael D. Rose	50,000	(4)	3.7%	$20.03	2/6/2013	$629,838		$1,596,133
David C. Kloeppel	45,000	(4)	3.3%	$20.03	2/6/2013	$566,854		$1,436,520
Jay D. Sevigny	32,500	(4)	2.4%	$20.03	2/6/2013	$409,395		$1,037,486
Carter R. Todd	16,000	(4)	2.4%	$20.03	2/6/2013	$210,548		$510,763
James S. Olin	50,000	(5)	3.7%	$27.69	11/20/2013	$870,705	(5)	$2,206,536	(5)

(1)	Percentage calculation does not include options to purchase shares of the Company’s common stock granted in exchange for options to purchase shares of ResortQuest International, Inc. common stock pursuant to the acquisition of ResortQuest by the Company on November 20, 2003.

(2)	The exercise price of each option is the closing sales price on the New York Stock Exchange on the day prior to the date of grant.

(3)	The potential realizable value portion of the foregoing table represents a hypothetical value that may be realized upon the exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation on our common stock over the term of the options. These amounts do not take into account provisions of the options relating to vesting, non-transferability or termination of the option following termination of employment.

(4)	The option vests in four equal annual installments beginning on the first anniversary of the date of grant.

(5)	Upon the cessation of Mr. Olin’s employment with the Company on March 10, 2004, Mr. Olin forfeited 37,500 of the options granted to him on November 20, 2003.

Aggregated Option Exercises in 2003 and December 31, 2003 Option Values

      The following table provides information related to option exercises by Named Executive Officers in 2003, as well as the number and value of options held by Named Executive Officers at fiscal year end. We have not issued SARs to our executive officers.

			Number of Securities				Value of Unexercised
			Underlying Unexercised				In-the-Money Options at
	Shares		Options at Fiscal Year End				Fiscal Year End(1)
	Acquired on
Name	Exercise	Value Realized	Exercisable		Unexercisable		Exercisable		Unexercisable

Colin V. Reed	—	—	288,750		481,250		$1,295,313		$2,715,238
Michael D. Rose	—	—	62,500		137,500		$276,875		$861,625
David C. Kloeppel	—	—	105,000		160,000		$206,500		$717,400
Jay D. Sevigny	—	—	40,000		77,500		$321,375		$675,025
Carter R. Todd	—	—	30,000		46,000		$100,400		$257,520
James S. Olin	26,250	$791,438	34,119	(2)	72,916	(2)	$294,875	(2)	$475,573	(2)

(1)	The closing sales price of the Company’s common stock on the New York Stock Exchange on December 31, 2003 was $29.85. Value is calculated on the basis of the difference between this closing price and the exercise price multiplied by the number of shares of common stock underlying the option.

(2)	Upon the cessation of Mr. Olin’s employment with the Company on March 10, 2004, Mr. Olin forfeited 37,500 of the unexercisable options held by him on December 31, 2003.

Pension Plans

      The Company maintains one defined benefit plan pursuant to which any Named Executive Officer received compensation in 2003, the Custom Non-Qualified Mid-Career Supplemental Employee Retirement Plan (the “Custom SERP”). The purpose of the Custom SERP is to provide Mr. Reed with a retirement benefit having a present value of $2.5 million. The benefit accrues 25% on April 23 of each year, beginning in 2002, and is payable after he completes four years of service with the Company, subject to further deferral to prevent the application of Section 162(m) of the Code.

Equity Compensation Plan Information

      The following table includes information about our stock option plans as of December 31, 2003:

	Number of securities		Number of securities
	to be issued upon	Weighted average	remaining available
	exercise of	exercise price of	for future issuance
	outstanding options,	outstanding options,	under equity
	warrants and rights	warrants and rights	compensation plans

Equity compensation plans approved by security holders	3,743,617	$24.88	2,113,252
Equity compensation plans not approved by security holders(1)	—	—	—

(1)	In connection with our acquisition of ResortQuest on November 20, 2003, we assumed the obligations of ResortQuest under its Amended and Restated 1998 Long-Term Incentive Plan. As of December 31, 2003, there were 416,292 shares of our common stock reserved for issuance upon the exercise of options previously granted under this stock option plan. No additional options to purchase our common stock will be issued under this plan.

Employment, Severance and Change in Control Arrangements

      The Company has entered into the agreements described below regarding employment, termination of employment and change in control with the Named Executive Officers. In addition to any benefits Named Executive Officers may be entitled to receive in connection with a change in control under the terms of these agreements, any awards they have received under the 1997 Omnibus Stock Option and Incentive Plan will become immediately exercisable or vest.

Colin V. Reed

      The Company has entered into an employment agreement with Mr. Reed that expires April 22, 2005. Pursuant to this agreement, the Company agreed to pay Mr. Reed an annual base salary of $650,000, subject to annual increases in the discretion of the Human Resources Committee. Under this agreement, Mr. Reed may receive performance-based bonuses of up to 150% of his base salary in each year of the agreement’s term. In addition, Mr. Reed is entitled to receive certain benefits and equity-based incentives.

      Upon the termination of Mr. Reed’s employment by the Company for cause, by Mr. Reed without good reason, or by reason of his death or disability, Mr. Reed is generally entitled to any accrued but unpaid salary or bonus, certain accrued and vested benefits and vested equity compensation. In addition, if his employment is terminated by reason of his death or disability, he is entitled to a prorata portion of his bonus and all of his options become immediately exercisable, and in the case of his death, all of his restricted stock becomes vested. If Mr. Reed’s employment is terminated by the Company without cause or by Mr. Reed for good reason, he is entitled to a payment equal to two times his base salary for the year in which the termination occurs plus two times his annual bonus for the preceding year and certain benefits and equity compensation.

      In the event that Mr. Reed’s employment is terminated by the Company without cause or by Mr. Reed with good reason within one year of a change of control, he is entitled to a payment equal to two times his base salary for the year in which the termination occurs plus two times his annual bonus for the preceding year, any accrued or vested benefits and any awards of equity compensation (which awards’ vesting will be accelerated). Mr. Reed is also entitled to be reimbursed for any excise taxes he incurs. A “change of control” is deemed to occur if (i) any person, other than the Company, a wholly-owned subsidiary, a benefit plan of the Company or certain affiliates, becomes the beneficial owner of a majority of the outstanding voting stock of the Company, (ii) any person becomes the beneficial owner of a greater amount of the voting stock than the amount owned, directly or indirectly, by Edward L. Gaylord or a member of his immediate family, (iii) following a merger, tender or exchange offer, other business combination or contested election the holders of the Company’s stock prior to the transaction hold less than a majority of the combined voting power of the surviving entity, or (iv) the Company sells all or substantially all of its assets.

      This agreement contains covenants restricting Mr. Reed’s use and disclosure of confidential information, solicitation of certain employees and interference with the Company’s business opportunities.

Michael D. Rose

      On April 23, 2001 the Company entered into an employment agreement with Michael D. Rose employing him as Chairman of the Board. The initial term of this agreement was two years and it automatically renews for successive one-year terms unless either party terminates it upon ninety days’ notice prior to the end of the initial term or a renewal term. Mr. Rose’s annual base salary is $350,000 and he is entitled to receive certain benefits and equity-based incentives.

      In the event of the termination of Mr. Rose’s employment by reason of his death, he is entitled to receive any accrued but unpaid salary and immediate vesting of certain equity compensation. In the event that Mr. Rose’s employment is terminated by reason of his disability, he is entitled to receive his salary and certain benefits until he becomes eligible for long term disability benefits, and certain vested equity compensation. If Mr. Rose is terminated with cause or terminates his employment without good reason he is entitled to receive his accrued but unpaid salary and certain vested equity compensation. Upon termination of Mr. Rose’s employment by the Company without cause or by Mr. Rose for good reason, Mr. Rose is entitled to receive accrued but unpaid salary and immediate vesting of all equity compensation. If Mr. Rose no longer serves the Company following the expiration of the initial term of the agreement, all equity compensation will immediately vest.

      If, within one year of a change of control (as defined above), Mr. Rose’s employment is terminated by the Company without cause or by Mr. Rose with good reason, he is entitled to receive a payment equal to the greater of (i) $350,000 or (ii) the base salary due under the remaining term of the agreement, any accrued or vested benefits and immediate vesting of all equity compensation.

      This agreement contains covenants restricting Mr. Rose’s use and disclosure of confidential information, solicitation of certain employees and interference with the Company’s business opportunities.

David C. Kloeppel

      The Company entered into an employment agreement with David C. Kloeppel that expires September 3, 2005. The Company agreed to pay Mr. Kloeppel an annual salary of $400,000, subject to annual increases in the discretion of the Human Resources Committee. Mr. Kloeppel may receive performance-based bonuses of up to 150% of his base salary in each of 2004 and 2005. In addition, Mr. Kloeppel is entitled to receive certain benefits and equity-based incentives.

      Upon the termination of Mr. Kloeppel’s employment by the Company for cause, by Mr. Kloeppel without good reason, or by reason of his death or disability, Mr. Kloeppel is generally entitled to any accrued but unpaid salary or bonus, certain accrued and vested benefits and vested equity compensation. In addition, if his employment is terminated by reason of his death or disability, he is entitled to a prorata portion of his bonus and all of his options become immediately exercisable, and in the case of his death, all of his restricted stock becomes vested. If Mr. Kloeppel’s employment is terminated by the Company without cause or by Mr. Kloeppel for good reason, he is entitled to a payment equal to two times his base salary for the year in which the termination occurs plus two times his annual bonus for the preceding year and certain benefits and equity compensation.

      If, within one year of a change of control, Mr. Kloeppel’s employment is terminated by the Company without cause or by Mr. Kloeppel with good reason, he is entitled to a payment equal to two times his base salary for the year in which the termination occurs plus two times his annual bonus for the preceding year, any accrued or vested benefits and any awards of equity compensation (which awards’ vesting will be accelerated). Mr. Kloeppel is also entitled to be reimbursed for any excise taxes he incurs. A “change of control” is deemed to occur if (i) any person, other than the Company, a wholly-owned subsidiary, a benefit plan of the Company or certain affiliates, becomes the beneficial owner of a majority of the outstanding voting stock of the Company, (ii) any person becomes the beneficial owner of a greater amount of the voting stock than the amount owned, directly or indirectly, by Edward L. Gaylord or a member of his immediate family, (iii) following a merger, tender or exchange offer, other business combination or contested election the holders of the Company’s stock prior to the transaction hold less than a majority of the combined voting power of the surviving entity, or (iv) the Company sells all or substantially all of its assets.

      This agreement contains covenants restricting Mr. Kloeppel’s use and disclosure of confidential information, solicitation of certain employees and interference with the Company’s business opportunities.

Jay D. Sevigny

      On July 15, 2003, the Company entered into an employment agreement with Jay D. Sevigny that expires on July 15, 2007. Effective January 1, 2004, Mr. Sevigny was named Executive Vice President of the Company and Chief Operating Officer of its Gaylord Hotels division, and his salary was increased to $375,000. In connection with these expanded duties, on January 1, 2004, Mr. Sevigny received an additional PARSUP grant of 15,000 units and an additional stock option grant covering 12,500 shares. Mr. Sevigny’s employment agreement provides that upon the termination of his employment by the Company for cause, by Mr. Sevigny without good reason, or by reason of his death or disability, Mr. Sevigny is generally entitled to any accrued but unpaid salary or bonus, certain accrued and vested benefits and vested equity compensation. In addition, if Mr. Sevigny’s employment is terminated by the Company without cause or by Mr. Sevigny for good reason, he is entitled to a payment equal to his base salary for the year in which the termination occurs plus a prorata portion of his annual bonus for the current year provided he has been employed for more than six months in the current year.

      In the event that Mr. Sevigny’s employment is terminated by the Company without cause or by Mr. Sevigny with good reason within one year of a change of control, he is entitled to a payment equal to two times his base salary for the year in which the termination occurs plus two times his average annual bonus for the prior three calendar years, any accrued or vested benefits and any awards of equity compensation. A “change of control” is deemed to occur if (i) any person, other than the Company, a wholly-owned subsidiary, a benefit plan of the Company or certain affiliates, becomes the beneficial owner of a majority of the outstanding voting stock of the Company, (ii) following a merger, tender or exchange offer, other business combination or contested election, the holders of the Company’s stock prior to the transaction hold less than a majority of the combined voting power of the surviving entity, or (iii) the Company sells all or substantially all of its assets.

      Mr. Sevigny’s employment agreement contains covenants restricting his use and disclose of confidential information, competition, solicitation of certain employees and interference with the Company’s business opportunities.

Carter R. Todd

      The Company and Mr. Todd entered into a severance agreement which is in effect beginning July 3, 2001 through the two year period following any change of control and automatically renews for successive one-year terms unless terminated by the Company or unless Mr. Todd’s employment with the Company terminates. For purposes of this agreement, a change of control will be deemed to have occurred if (i) any person, other than the Company, a wholly-owned subsidiary or an employee benefit plan of the Company, becomes the beneficial owner of at least 40% of the outstanding voting stock of the Company, (ii) following a tender or exchange offer, merger or other business combination, sale of assets or contested election the holders of the Company’s common stock prior to the transaction hold less than a majority of the combined voting power of the surviving entity, or (iii) during any period of two consecutive years, individuals who at the beginning of the period constitute the board of directors of the Company cease to constitute a majority of the members of the board of directors, unless the election of new directors was approved by at least two-thirds of the directors in office at the beginning of such period.

      The Company has agreed to continue to employ Mr. Todd, in substantially the same position and with substantially the same compensation, for two years following a change of control. If Mr. Todd is terminated during this period for any reason other than his gross misconduct, or if he terminates his employment following a reduction in his compensation or a forced relocation, he is entitled to receive a payment equal to 150% of his salary and bonus compensation for the preceding 12 months, certain benefits and reimbursement of excise taxes he incurs. In addition, Mr. Todd’s agreement provides that if his employment is otherwise terminated by the Company without cause or by Mr. Todd for good reason, he is entitled to a payment equal to 150% of his base salary for the year in which the termination occurs plus certain benefits. This agreement contains a covenant restricting Mr. Todd’s use and disclosure of the Company’s confidential information.

James S. Olin

      In connection with the Company’s purchase of ResortQuest International, on August 4, 2003, the Company entered into a new employment agreement with James S. Olin that became effective upon the completion of the merger and at such time superceded and replaced his existing employment agreement with ResortQuest. Mr. Olin’s new agreement with the Company had an initial term of four years and automatically renewed for successive one-year terms.

      Pursuant to the agreement, Mr. Olin served as ResortQuest’s President and Chief Executive Officer. His minimum annual base salary was $350,000 and the agreement provided for an annual target bonus opportunity equal to up to 55% of Mr. Olin’s annual base salary.

      The Company also entered into a letter agreement with Mr. Olin pursuant to which (i) he received $1.25 million in cash on the closing date of the merger and (ii) in the event that the merger closed by the dates that the obligations arose, the Company agreed to honor certain benefits pursuant to Mr. Olin’s current employment agreement, including the agreement to purchase his Memphis home (in conjunction with his relocation to Destin, Florida) for its appraised value if he was unable to sell it by a designated date and to make a guaranteed year-end payment of $100,000.

      On March 10, 2004, the Company terminated Mr. Olin’s employment, and as a result Mr. Olin will receive severance payments equal to his base salary for 12 months, payable in installments as normal payroll over the 12 month period following his termination. In addition, Mr. Olin will receive any accrued and unpaid vacation pay and other benefits owed; the portion of any restricted stock or restricted stock unit grant free from restrictions as of the termination date; and the acceleration and immediate release of restricted stock or restricted stock unit grants scheduled to vest in the 12 months following termination; all vested options and vesting of all unvested options scheduled to vest in the 12 months following termination; and continued medical and life insurance coverage for 12 months.

Human Resources Committee Report on Executive Compensation

      The Human Resources Committee of the Board of Directors reviews and approves the annual compensation of the Company’s executive officers and other key management personnel. In addition, the Human Resources Committee establishes policies and guidelines for other benefits and administers compensation and certain other benefit plans, including the awards of stock and stock options pursuant to the 1997 Omnibus Stock Option and Incentive Plan. The Human Resources Committee is assisted in making compensation decisions by the Company’s management and the Company’s independent professional compensation consultants.

Compensation Policies Applicable to Executive Officers

      The principal objective of the Company is to maximize stockholder value through the development and enhancement of the Company’s primary business groups: Hospitality, Opry and Attractions, ResortQuest and Corporate and Other.

      To further that objective, the Company’s executive compensation program is designed to:

•	provide competitive pay for the position and the market;
•	attract, retain and reward management personnel;
•	align executive and stockholder interests by rewarding performance that enhances stockholder value; and
•	provide appropriate incentives for executives to achieve Company, business unit and individual performance goals.

      At its first regular meeting of the year, the Human Resources Committee reviews management’s performance during the prior year, adopts compensation policies for the current year, reviews the Company’s incentive compensation plans and rewards, and establishes each executive’s compensation and performance goals. The Human Resources Committee, however, may adjust an executive’s total compensation at any time during the year in light of increased job responsibilities or particularly meritorious performance.

      An executive’s total compensation is composed of three primary components: base salary compensation, annual incentive compensation and long-term incentive compensation. Each component is based on Company and group or unit performance factors which are measured objectively and subjectively by the Human Resources Committee.

Base Salary Compensation

      The 2003 base salary compensation of the Company’s executive officers was based on several factors. In general, the Human Resources Committee sought to establish base salaries at or near the 50th percentile of base compensation paid by companies within the lodging, attractions and vacation rental industries with whom the Company believes it competes for executive talent exercising responsibilities similar to those of executives with the Company, as confirmed by an independent compensation consultant. Base salaries were adjusted by the Human Resources Committee, however, to reflect other factors such as an individual executive officer’s performance and base salary during the prior year.

Annual Incentive Compensation

      In February 2002, the Human Resources Committee approved a new Bonus Plan. The Bonus Plan is designed to incentivize members of the Company’s management by directly linking the payment of bonuses to the attainment of annual financial performance goals for the Company and each business unit that are approved by the Human Resources Committee and providing rewards for the individuals whose performance contributed to this success. The Human Resources Committee also approved the specific financial performance goals for the Company and each business unit and the amounts of the bonus pools to be established upon attainment of these goals for 2003. Under the Bonus Plan, for each performance goal achieved a bonus pool will be established. Employees in each participating grade level who are in a business unit that achieves its financial performance goal are eligible to receive a bonus in an amount equal to a percentage of their salary (ranging from 5% to 90%) approved by the Human Resources Committee if at least 90% of the performance goal is achieved. In the event that a performance goal is exceeded, the amount of the bonus pool (and thus the bonuses awarded) will increase by up to 50%. In addition to considering the bonus amount applicable to an individual’s grade level, in determining the amount of an individual’s bonus, the Human Resources Committee will consider whether the individual’s performance objectives were obtained.

Long-Term Incentive Compensation

      The Human Resources Committee believes that a powerful way of aligning the long-term interests of executive officers with those of stockholders is to award equity-based compensation in the form of stock options and restricted stock. In February of 2003, the Human Resources Committee and the Board considered and approved a long-term incentive plan. The purpose of the plan is to provide incentives and rewards to senior management based upon long-term performance of the Company’s strategic plan and stock price appreciation, in a manner that aligns management’s goals with stockholder interests. Under the approved plan, our executives are categorized into a “tier,” with the members of each tier receiving awards of stock options and, for some tiers, grants of restricted stock based upon the accomplishment of annual criteria that collectively move the Company toward the accomplishment of the Company’s long range strategic plan. All stock options awarded vest ratably over a four-year period, with one-fourth vesting annually beginning the first year after the date of grant, and have an exercise price equal to the market price on the date of the award. Generally, restricted stock awards vest over a four-year period, with one-fourth vesting annually beginning the first year after the date of the grant.

      As another feature of our long-term incentive plan, our executive officers participate in a Performance Accelerated Restricted Stock Unit Program (the “PARSUP Program”). This PARSUP Program is designed to motivate and retain the Company’s key executives in the Company’s current competitive environment and with a view to enhancing shareholder value. Pursuant to the PARSUP Program, certain key executives were granted restricted stock unit awards (the “Restricted Units”) pursuant to the Company’s 1997 Omnibus Stock Option and Incentive Plan (the “Plan”). The first awards under the PARSUP Program were issued in May of 2003, and a total of 530,000 Restricted Units were issued to a total of 17 officers. To date, 22 officers are participants in the Program and a total of 599,500 Restricted Units have been awarded.

      These awards fully vest on February 1, 2008, if the participating executive continues in active employment with the Company until that date. Portions of the PARSUP Restrictive Units are eligible for earlier annual performance vesting at the rate of 25% non-cumulative annual installments in each of 2005, 2006, 2007 and 2008 based on the Company’s financial performance in each of those years, and the remaining unvested shares will vest on February 1, 2008. The performance targets for the PARSUP Program are recommended by the Human Resources Committee and approved by the Board and can be modified in the same manner.

      If a change in control occurs (as defined in the Plan), the unvested PARSUP Restricted Units will vest. If a participant is on salary continuation and a change in control occurs, the participant would only be entitled to the next 25% vesting installment of PARSUP Restricted Units not otherwise earned.

      The Human Resources Committee has broad flexibility to oversee and amend the PARSUP Program and, with Board approval, can modify performance criteria and specific financial targets. The Human Resources Committee also has the right to make exceptions based on unusual factors or events. To help alleviate the tax burden of the PARSUP Program on participants and to provide an incentive for executives to continue in employment, the Human Resources Committee has approved a program whereby participants can defer the receipt of their vested PARSUP Program Restricted Units. The Restricted Units can be deferred to a specific date in the future or to the participant’s termination of employment date, whichever occurs first. The participant can elect a lump sum distribution of shares on the deferral date (or one year after that date) or can elect annual installment of shares over five years. See the Summary Compensation Table for more information on grants under the PARSUP Program to the Company’s Named Executive Officers.

CEO Compensation

      In reviewing and approving the compensation offered to Mr. Reed under the terms of his employment agreement dated April 2001, the Human Resources Committee considered many of the same criteria relied upon with respect to the other executive officers, including the compensation of peer group executives within the lodging, attractions and vacation rental industries and the nature of the responsibilities of Mr. Reed as President and Chief Executive Officer.

      Based upon these factors, the Human Resources Committee approved compensation for Mr. Reed for 2003 in the form of base salary (which was unchanged from 2002), equity compensation, consisting of options to purchase 115,000 shares of the Company’s common stock at an exercise price equal to the market price immediately preceding the award of the options and 170,000 PARSUP Program Restricted Units, and the opportunity to be paid a performance bonus for 2003 in an amount equal to up to 100% of his base salary based upon the Company’s achievement of performance targets mutually agreed to by Mr. Reed and the Board including achievement of designated financial and operational goals.

Policy with Respect to Deductibility of Compensation

      Federal tax law limits the tax deduction that the Company may take with respect to the compensation of any executive officer that exceeds $1.0 million, unless the compensation is “performance-based.” The Company’s stock incentive plans are designed to provide “performance-based” compensation that should minimize the impact of this tax limit.

      The Human Resources Committee believes that all incentive compensation of the Company’s current executive officers will qualify as a tax deductible expense when paid. The Human Resources Committee will continue to evaluate, however, whether it will approve annual compensation arrangements exceeding $1.0 million and whether it will attempt to qualify any such amounts for deductibility under the federal tax laws.

Conclusion

      The Human Resources Committee believes that the Company’s executive compensation program described in this report serves the interests of the Company’s stockholders. Pay delivered to executives is intended to be linked to, and commensurate with, Company performance and with stockholder expectations. The Human Resources Committee notes that the compensation philosophy should be measured over a period sufficiently long to determine whether strategy development and implementation are in line with, and responsive to, stockholder expectations.

HUMAN RESOURCES COMMITTEE:

E. GORDON GEE, CHAIRMAN
ROBERT P. BOWEN
E. K. GAYLORD II
RALPH HORN

Performance of the Company’s Common Stock

      The following performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference the proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

      The graph and table below compare the cumulative total stockholder return on our common stock from December 31, 1998 through December 31, 2003, with the cumulative total return of the Dow Jones Lodging Index (see Note (1) below) and the Russell 2000 Index over the same period. The comparative data assumes $100.00 was invested on December 31, 1998, in our common stock and in each of the indices and assumes that any dividends paid were reinvested.

	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03

Gaylord Entertainment Company	$100	$102	$71	$84	$70	$102
Dow Jones US Lodging Index	100	101	135	130	115	161
Russell 2000 Index	100	121	118	121	96	141

(1)	In February 2000, Dow Jones restructured its industry classification system in such a way that all U.S. indexes, including the Dow Jones Lodging Index, will show differences when compared to prior index series.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors and persons who beneficially own more than 10% of the outstanding shares of the Company’s common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Based solely on our review of those forms and certain written representations from reporting persons, we believe that in 2003 all of our executive officers, directors, and greater than 10% beneficial owners were in compliance with all applicable filing requirements.

ADDITIONAL INFORMATION

Stockholder Nominations of Candidates for Board Membership

      A stockholder who wishes to recommend a prospective nominee for the Board should notify the Company’s Secretary in writing with whatever supporting material the stockholder considers appropriate. The Nominating and Corporate Governance Committee will also consider whether to nominate any person nominated by a stockholder who is a stockholder of record on the record date for the meeting and on the date of notice of the meeting, and who delivers timely notice of the nomination in proper written form, as provided by our Bylaws. The notice must include certain biographical information regarding the proposed nominee and the proposed nominee’s written consent to nomination, as set forth in our Bylaws.

      For a stockholder’s notice to be timely, it must be delivered to or mailed and received at the principal executive offices of the Company: (a) in the case of a nomination to be voted on at an annual meeting, not less than 60 days nor more than 90 days before the anniversary date of the immediately preceding annual meeting of stockholders, except that if the annual meeting is called for a date that is not within 30 days before or after the anniversary date, for the stockholder’s notice to be timely, it must be received by the Company not later than the close of business on the tenth day after the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever occurs first; and (b) in the case of a nomination to be voted on at a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the tenth day after the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs.

Stockholder Proposals for 2005 Annual Meeting

      If you would like to submit a proposal for inclusion in our proxy statement for the 2005 annual meeting, your proposal must be in writing and be received by us at our principal executive offices prior to the close of business on December 9, 2004.

      If you want to bring business before the 2005 annual meeting which is not the subject of a proposal submitted for inclusion in the proxy statement, our Bylaws require that you meet the eligibility requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934 and deliver a notice in proper written form to our Secretary by March 8, 2005, but not before February 6, 2005 (or, if the annual meeting is called for a date that is not within 30 days of May 7, 2005, the notice must be received by the close of business on the tenth day following the earlier of the day the notice of the 2005 annual meeting was mailed or public disclosure of the date of the annual meeting was made). If you bring business before the 2005 annual meeting but the presiding officer of that meeting determines that you did not notify us of that business within the required time period, then the presiding officer will declare to the meeting that your business was not properly brought before the meeting and your business will not be transacted at that meeting.

Requests for Information

      A copy of our Annual Report on Form 10-K for the year ended December 31, 2003, excluding certain of the exhibits thereto, may be obtained without charge by writing to the Company’s Investor Relations department at the address set forth below.

      Our 2003 Annual Report to Stockholders is being mailed to stockholders with this proxy statement. The Annual Report to Stockholders is not part of the proxy solicitation materials. In certain instances, one copy of the Company’s Annual Report to Stockholders and proxy statement may be delivered to two or more stockholders who share an address. For voting purposes, a separate proxy card will be included for each stockholder at a shared address. The Company will deliver promptly upon oral or written request a separate copy of the Annual Report to Stockholders or proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered. Stockholders sharing an address who are receiving multiple copies of the Company’s annual reports or proxy statements may request delivery of single copies and stockholders sharing an address who are receiving single copies of these documents may request delivery of multiple copies. Such requests should be directed to the attention of Investor Relations at the following address (which is the address of our principal executive offices): Gaylord Entertainment Company, One Gaylord Drive, Nashville, Tennessee 37214, (615) 316-6000.

GAYLORD ENTERTAINMENT COMPANY
Proxy for Annual Meeting of Stockholders
to be held on May 7, 2004
Solicited on behalf of the Board of Directors of Gaylord Entertainment Company

    The undersigned hereby appoints Colin V. Reed, Robert P. Bowen and Carter R. Todd and each of them, as proxies, with full power of substitution, to vote all shares that the undersigned would be entitled to cast if personally present at the meeting and any adjournment or postponement thereof at the Annual Meeting of Stockholders of Gaylord Entertainment Company (the “Company”) to be held at the Gaylord Texan Resort and Convention Center on Lake Grapevine, 1501 Gaylord Trail, Grapevine, Texas on Friday, May 7, 2004, at 10:00 a.m., local time, and any adjournment(s) or postponement(s) thereof.

    The undersigned hereby revokes any proxy heretofore given to vote or act with respect to all shares of the common stock of the Company and hereby ratifies and confirms all that the proxies, their substitutes, or any of them may lawfully do by virtue hereof.

    If one or more of the proxies named shall be present in person or by substitute at the Annual Meeting or at any adjournments(s) or postponement(s) thereof, the proxies so present and voting, either in person or by substitute, shall exercise all of the powers hereby given.

    Please date, sign exactly as your name appears on your stock certificate and promptly mail this proxy in the enclosed envelope. No postage is required.

Signature

Signature

Date: ______________________________, 2004

Please date this proxy and sign your name exactly as it appears on your stock certificate. Where there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian, or trustee, please add your title as such. If executed by a corporation, the proxy should be signed by a duly authorized officer. If a partnership, please sign in partnership name by an authorized person.

GAYLORD ENTERTAINMENT COMPANY

     Your shares will be voted in accordance with your specifications. If no choice is specified, shares will be voted FOR the election of the eight (8) nominees set forth below, and, in the discretion of the proxies, FOR or AGAINST any other matter that may properly come before the annual meeting or any adjournment(s) or postponement(s) thereof, in each case as more fully set forth in the accompanying proxy statement of the Company.

     Votes must be indicated ☒ using black or blue ink only.

1.	Election of Directors.

Nominees:
E.K. Gaylord II	Robert P. Bowen	Laurence S. Geller	Colin V. Reed
E. Gordon Gee	Ralph Horn	Michael D. Rose	Michael I. Roth

☐ FOR ALL NOMINEES (except as indicated below) ☐ AUTHORITY WITHHELD TO VOTE FOR ALL NOMINEES
To withhold authority to vote for any individual nominee, write that nominee’s name on the line below:

2.	In the discretion of the proxies on any other matter that may properly come before said meeting or any adjournment(s) or postponement(s) thereof.